Exhibit 99.1

PRESS RELEASE

For Immediate Release

For Further Information Contact:

W. Alex Hall, President and Chief Executive Officer

Integrity Financial Corporation

Phone: (828) 322-8167

INTEGRITY FINANCIAL CORPORATION

ANNOUNCES FIRST QUARTER 2005 EARNINGS

(PR News Wire)

Hickory, North Carolina. May 2, 2005 - Integrity Financial Corporation (NASDAQ: IFCB) today reported its operating results including net income for the first quarter ended March 31, 2005 of $1.7 million, representing diluted earnings per share of $0.33, a gain of almost 40%.

Commenting on Integrity’s results W. Alex Hall, President and Chief Executive Officer of Integrity Financial Corporation said, “Our earnings for the first quarter more accurately reflect Integrity’s earnings capabilities. During 2004, we addressed some adverse credit developments in the loan portfolio of a subsidiary bank, but positioned Integrity for the future. Our net interest income during the first quarter of 2005 benefited from higher interest rates as the Banks’ Prime Rate rose. Non-interest revenue declined, especially mortgage loan originations. Our non-interest expenses declined sharply from the fourth quarter of 2004 and were below those for the first quarter of 2004, as well.”

Integrity’s net income for the quarter ended March 31, 2005 of $1.7 million represents an increase of $557 thousand, or 50%, when compared to net income of $1.1 million for the quarter ended March 31, 2004. Net income increased primarily due to a substantial increase in net interest income of $1.1 million, or 23%, from $4.6 million in 2004 to $5.7 million in 2005. The Company benefited from rising interest rates and recent increases of the Prime Rate as yields on interest earning assets rose while the increase in cost of funds was more moderate. The allowance for loan losses was $8.1 million, or 1.66% of loans at March 31, 2005. No provision for loan losses was made during the first quarter of 2005. Net loans charged-off during the first quarter of 2005 totaled $2.3 million. These loans had been identified during the Company’s fourth quarter loan review. Non-interest income declined $593 thousand as the volume of mortgage loan originations declined. Non-interest expense declined $140 thousand, despite still high professional fees resulting from the Company’s recently completed loan review and the Banks’ regulatory examinations.

Integrity reported total assets of $662.0 million at March 31, 2005, representing an increase of $16.1 million, or 2.5%, when compared to the $645.9 million reported at March 31, 2004. This increase resulted primarily from an increase in the loan portfolio of $12.8 million, or 2.7%, to $481.2 million, coupled with an increase in interest-earning deposits in banks of $2.9 million, or 20.3%. The Company maintained excess liquidity during the first quarter of 2005 while the Banks were being audited by the Company’s accounting firm and examined by its regulators. Total deposits at March 31, 2005 were $541.7 million representing an increase of $25.4 million, or 4.9%, over the amount reported at March 31, 2004. During 2005, each category of core deposits, including demand, money market and NOW accounts, savings and other time deposits, improved when compared to the results reported at March 31, 2004. Total stockholders’ equity was $64.2 million, or 9.69% of assets, and essentially unchanged due to rising interest rates’ effect upon the Banks’ bond portfolios that resulted in a decline of the Company’s accumulated other comprehensive income(loss) to ($636) thousand from $1.0 million at March 31, 2004.

Summary Data	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004	Percentage Change
Interest income	$9,159,293	$7,492,828	+ 22.2%
Interest expense	3,463,122	2,871,101	+ 20.6%
Net interest income	5,696,171	4,621,727	+ 23.3%
Provision for loan losses	—	305,000	—
Non-interest income	1,018,032	1,610,675	- 36.8%
Non-interest expense	4,165,835	4,305,343	- 3.2%
Income before taxes	2,548,368	1,622,059	+ 57.1%
Taxes	873,287	503,608	+ 73.4%
Net Income	$1,675,081	$1,118,451	+ 49.8%

Shares of Common Stock Issued and Outstanding	4,939,142	4,758,959	+3.8%
Book Value Per Share	$12.99	$13.54	—
Basic Earnings Per Share	$0.34	$0.24	+41.7%

Loans, net of unearned	$489,297,461	$474,413,628	+ 3.1%
Allowance for loan loss	(8,145,255)	(6,098,258)	+ 33.6%
Deposits	541,710,434	516,355,020	+ 4.9%
Accumulated other comprehensive income (loss)	(636,031)	1,026,769	—
Equity, net	64,172,693	64,445,520	—
Assets	$661,977,359	$645,912,462	+ 2.5%

Allowance / Loans, net	1.66%	1.29%
Equity / Assets	9.69%	9.98%
Annual Return on Assets	1.01%	0.69%
Annual Return on Equity	10.4%	6.9%

Integrity Financial Corporation is a bank holding company headquartered in Hickory, North Carolina. Its two subsidiary, state chartered banks are: Catawba Valley Bank, headquartered in Hickory, North Carolina and First Gaston Bank of North Carolina, headquartered in Gastonia, North Carolina.

This press release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to Integrity’s filings with the Securities and Exchange Commission for a summary of important factors that could affect Integrity Financial Corporation’s forward-looking statements. Integrity Financial Corporation undertakes no obligation to revise these statements following the date of this press release.

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